CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Performance Leveraged Upside Securities due 2021	$250,000	$30.30

May 2019

Pricing Supplement No. 1,893

Registration Statement Nos. 333-221595; 333-221595-01

Dated May 31, 2019

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has depreciated in value, but the underlying index has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the underlying index has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying index. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL Terms
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Maturity date:		December 3, 2021
Underlying index:		MSCI KLD 400 Social Index (Ticker Symbol: KLD400). See “MSCI KLD 400 Social Index Overview” beginning on page 11.
Aggregate principal amount:		$250,000
Payment at maturity per Buffered PLUS:

If the final index value is greater than the initial index value:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

$10

If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10 x the index performance factor) + $1

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		1,024.84, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		November 30, 2021, subject to postponement for non-index business days and certain market disruption events
Leverage factor:		200%
Buffer amount:		10%. As a result of the buffer amount of 10%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 922.356, which is 90% of the initial index value.
Minimum payment at maturity:		$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:		Final index value divided by the initial index value
Maximum payment at maturity:		$11.775 per Buffered PLUS (117.75% of the stated principal amount)
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS (see “Commissions and issue price” below)
Pricing date:		May 31, 2019
Original issue date:		June 5, 2019 (3 business days after the pricing date)
CUSIP:		61768Y364
ISIN:		US61768Y3642
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		$9.545 per Buffered PLUS. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per Buffered PLUS	$10	$0.25(1)
		$0.05(2)	$9.70
Total	$250,000	$7,500	$242,500

(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Buffered PLUS they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.

(3)	See “Use of proceeds and hedging” on page 19.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2017         Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

Principal at Risk Securities

The Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021 (the “Buffered PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity

▪	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario

▪	To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	Approximately 2 years and 6 months
Leverage factor:	200%
Maximum payment at maturity:	$11.775 per Buffered PLUS (117.75% of the stated principal amount)
Buffer amount:	10%, with 1-to-1 downside exposure below the buffer
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount). Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.
Coupon:	None

The original issue price of each Buffered PLUS is $10. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date is less than $10. We estimate that the value of each Buffered PLUS on the pricing date is $9.545.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the maximum payment at maturity, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

May 2019	Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS, and, if it once chooses to make a market, may cease doing so at any time.

May 2019	Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the underlying index, subject to the maximum payment at maturity, while providing limited protection against negative performance of the underlying index. Once the underlying index has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the underlying index, subject to the minimum payment at maturity. At maturity, if the underlying index has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. At maturity, if the underlying index has depreciated and (i) if the final index value of the underlying index has not declined from the initial index value by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the final index value of the underlying index has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity. Investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying index.
Upside Scenario	The underlying index increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10 plus 200% of the index percent increase, subject to the maximum payment at maturity of $11.775 per Buffered PLUS (117.75% of the stated principal amount).
Par Scenario	The underlying index declines in value by no more than 10%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.
Downside Scenario	The underlying index declines in value by more than 10%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the underlying index from the initial index value, plus the buffer amount of 10%. (Example: if the underlying index decreases in value by 35%, the Buffered PLUS will redeem for $7.50, or 75% of the stated principal amount.) The minimum payment at maturity is $1 per Buffered PLUS.

May 2019	Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10 per Buffered PLUS
Leverage factor:	200%
Buffer amount:	10%
Maximum payment at maturity:	$11.775 per Buffered PLUS (117.75% of the stated principal amount)
Minimum payment at maturity:	$1 per Buffered PLUS

Buffered PLUS Payoff Diagram

How it works

▪ Upside Scenario. If the final index value is greater than the initial index value, investors will receive the $10 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Buffered PLUS, subject to the maximum payment at maturity. Under the terms of the Buffered PLUS, an investor will realize the maximum payment at maturity of $11.775 per Buffered PLUS (117.75% of the stated principal amount) at a final index value of 108.675% of the initial index value.

▪	If the underlying index appreciates 2%, the investor would receive a 4% return, or $10.40 per Buffered PLUS.

▪	If the underlying index appreciates 40%, the investor would receive only the maximum payment at maturity of $11.775 per Buffered PLUS, or 117.75% of the stated principal amount.

▪	Par Scenario. If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $10 per Buffered PLUS.

▪	If the underlying index depreciates 5%, investors will receive the $10 stated principal amount.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

▪	Downside Scenario. If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial index value, plus the buffer amount of 10%. The minimum payment at maturity is $1 per Buffered PLUS.

▪	For example, if the underlying index depreciates 40%, investors would lose 30% of their principal and receive only $7 per Buffered PLUS at maturity, or 70% of the stated principal amount.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

▪	Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Buffered PLUS, subject to our credit risk. If the final index value is less than 90% of the initial index value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the closing value of the underlying index from the initial index value, plus $1 per Buffered PLUS. Accordingly, investors may lose up to 90% of the stated principal amount of the Buffered PLUS.

▪	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity. The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity of $11.775 per Buffered PLUS, or 117.75% of the stated principal amount. Although the leverage factor provides 200% exposure to any increase in the final index value over the initial index value, because the payment at maturity will be limited to 117.75% of the stated principal amount for the Buffered PLUS, any increase in the final index value over the initial index value by more than 8.875% of the initial index value will not further increase the return on the Buffered PLUS.

▪	The market price of the Buffered PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Buffered PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “MSCI KLD 400 Social Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

▪	The underlying index may not be successful and may underperform alternative investment strategies. There can be no assurance that the underlying index will achieve positive returns over any period. Each quarter, MSCI Inc. (“MSCI”) selects the Index Components from the components of the MSCI USA Investable Market Index based on a multi-step eligibility assessment and index construction process, as described in “MSCI KLD 400 Social Index Overview” below. Therefore, the determination as to which components of the MSCI USA Investable Market Index will be included in the underlying index for each quarterly period will be made solely by MSCI. In general, if the Index Components appreciate over a period, the level of the underlying index will increase, and if they depreciate over that period, the level of the underlying index will decrease, perhaps significantly. However, there is no guarantee that the underlying index will outperform the MSCI USA Investable Market Index or equity markets generally, and the performance of the underlying index may be less favorable than alternative investment strategies that could have been implemented, including strategies adopting different, rules-based criteria or without determinations made by MSCI.

▪	The underlying index follows a particular methodology, which may differ significantly from alternative approaches and investor expectations. As described in “MSCI KLD 400 Social Index Overview” below, the underlying index follows a specific methodology, with determinations made by MSCI as to which components of the MSCI USA Investable Market Index will be selected as Index Components of the underlying index for a given quarterly period. The underlying index methodology was developed by MSCI and may differ substantially from alternative investment strategies with similar objectives. Decisions to include or exclude components of the underlying index will be made solely by MSCI, and such decisions will affect the performance of the underlying index on an ongoing basis. Additionally, MSCI will make decisions regarding the Index Components at its own discretion, without regard to investor expectations. For example, pursuant to the “Values Based Exclusion Criteria,” MSCI determines which companies to exclude from eligibility based on MSCI’s assessment of their levels of involvement in certain industries. Pursuant to the “ESG Ratings Eligibility,” MSCI can exercise discretion in determining that a company does not have a sufficiently positive MSCI ESG Rating to be considered for inclusion in the underlying index. Additionally, pursuant to the “ESG Controversies Score Eligibility,” MSCI can exercise discretion in determining that a company has experienced a controversy and in evaluating the severity of a controversy, which could lead to exclusion of that company from the underlying index. Neither we nor you will have any ability to impact decisions made by MSCI regarding the Index Components, and the underlying index may include components that differ significantly from those of alternative investments

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

strategies with similar objectives.  The underlying index may underperform such alternative investment strategies, perhaps significantly.

▪	The underlying index is not a market capitalization-weighted index. As described below in “MSCI KLD 400 Social Index Overview - Index Construction,” Index Components will have different weightings within the underlying index than the same companies have within the MSCI USA Investable Market Index or the MSCI USA IndexSM, which may result in unexpected and potentially adverse weightings for Index Components. This is because the underlying index is designed to approximately track the sector weightings of the MSCI USA IndexSM although the underlying index does not precisely track the sector weightings of the MSCI USA IndexSM nor does the underlying index contain the same components as the MSCI USA IndexSM. It is impossible to predict whether the underlying index weightings will cause the underlying index to perform better or worse than the MSCI USA Investable Market Index. The underlying index will perform differently, and perhaps worse, than if it were a market capitalization-weighted index or if it used an alternative weighting mechanism.

▪	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date by more than 10% of the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Buffered PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

▪	Investing in the Buffered PLUS is not equivalent to investing in the underlying index. Investing in the Buffered PLUS is not equivalent to investing in the underlying index or its component stocks. As an investor in the Buffered PLUS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	Adjustments to the underlying index could adversely affect the value of the Buffered PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Buffered PLUS will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

▪	The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Buffered PLUS will be influenced by many unpredictable factors” above.

▪	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Buffered PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. has determined the initial index value, will determine the final index value and will calculate the amount of cash you receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Buffered PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value, and, therefore, could have increased the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additionally, such hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing value of the underlying index on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

▪	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is substantial risk that the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. Additionally, as discussed under “United States Federal Taxation—FATCA” in the accompanying product supplement for PLUS, the withholding rules commonly referred to as “FATCA” would apply to the Buffered PLUS if they were recharacterized as debt instruments. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2019	Page 10

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI KLD 400 Social Index Overview

The MSCI KLD 400 Social Index (the “Index”) is a price-return index developed by MSCI Inc. (“MSCI”) with the goal of tracking the price performance of those companies that exhibit positive environmental, social and governance (“ESG”) characteristics, as determined by MSCI. Specifically, the Index is designed to provide investors with exposure to U.S.-based companies that satisfy three sets of eligibility criteria:

1.	MSCI’s “Values Based Exclusion Criteria”;

2.	MSCI’s “ESG Ratings Eligibility”; and

3.	MSCI’s “ESG Controversies Score Eligibility”

, each of which is described in more detail below.

All of the companies included in the Index (each, an “Index Component,” and together, the “Index Components”) are components of the MSCI USA Investable Market Index, subject to the three filtering criteria above and the Index construction process described below. Additionally, the weighting of Index Components within the Index differs from the weighting of components within the MSCI USA Investable Market Index. For additional information, see “Index Construction” below.

As of February 28, 2019, the Index had 398 Index Components, while the MSCI USA Investable Market Index had 2,414 components.

The Index is calculated, published and disseminated by MSCI. The Index was launched on May 1, 1990 under its prior name, the Domini 400 Social Index, and is reported by Bloomberg L.P. under the ticker symbol “KLD400.” For the purposes of the accompanying index supplement, the Index is one of the “MSCI Global Investable Market Indices.”

Index Universe

The universe of stocks from which MSCI selects eligible stocks for inclusion in the Index consists of all of the stocks in the MSCI USA Investable Market Index. The MSCI USA Investable Market Index is a free float-adjusted market capitalization index intended to measure the performance of the large-, mid- and small-cap segments of the U.S. market. For the purposes of the accompanying index supplement, the MSCI USA Investable Market Index is one of the “MSCI Global Investable Market Indices.”

Index Eligibility

The Index is recomposed quarterly, at the end of each February, May, August and November, to include companies from the MSCI USA Investable Market Index that satisfy the following three criteria, subject to the Index construction process described below. For the purposes of the below, data are taken as of the end of the month preceding a quarterly index review. For some companies, such data may not be available by the end of the month preceding a quarterly index review. In such cases, MSCI will use data published after the end of the month, when available.

(1) Values Based Exclusion Criteria

MSCI ESG Business Involvement Screening Research is a service provided by MSCI that, among other things, identifies companies involved in certain activities and industries. Pursuant to the MSCI ESG Business Involvement Screening Research methodology, MSCI excludes from the Index companies operating in the following industries, each as determined by MSCI and as defined by the values based criteria set forth below:

Alcohol

•	All companies classified as a “Producer” that earn either 5% or more revenue or more than $500 million in revenue from alcohol-related products

Gambling

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

•	All companies classified as involved in “Operations” and “Support” that earn 5% or more in revenue, or more than $500 million in revenue, from gambling-related products

Tobacco

•	All companies classified as “Producer”

•	All companies classified as “Distributor”, “Retailer”, and “Supplier” that earn 15% or more in revenue from tobacco-related products

Nuclear Weapons

•	All companies classified as involved in manufacturing of “Nuclear Weapons”, or “Nuclear Weapons Components”

Controversial Weapons

•	All companies with any tie to Controversial Weapons (cluster munitions, landmines, depleted uranium weapons, biological/chemical weapons, blinding lasers, non-detectable fragments and incendiary weapons), as defined by MSCI

Conventional Weapons

•	All companies that earn 5% or more revenues or more than $500 million in revenue from manufacturing of Conventional Weapons and Conventional Weapons Components, and Weapons Support Systems and Services

Civilian Firearms

•	All companies classified as “Producer”

•	All companies classified as a “Retailer” that earn 5% or more in revenue, or more than $20 million in revenue, from civilian firearms-related products

Nuclear Power

•	All companies classified as a nuclear “Utility”

•	All companies involved in Uranium Mining

•	All companies involved in designing nuclear reactors

•	All companies involved in enrichment of fuel for nuclear reactors

•	All companies classified as a “Supplier” to the nuclear power industry that earn 15% or more in revenue from nuclear-power related products

•	All companies with 6000 MW or more of installed capacity attributed to nuclear sources or with 50% or more of installed capacity attributed to nuclear sources

Adult Entertainment

•	All companies classified as a “Producer” that earn more than 5% in revenue, or more than $500 million in revenue, from adult entertainment materials

Genetically Modified Organisms (GMO)

•	All companies that derive any revenue from activities like genetically modifying plants, such as seeds and crops, and other organisms intended for agricultural use or human consumption

•	Companies that are only involved in GMO Research & Development activities are not excluded

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Determinations relating to “Values Based Exclusion Criteria” are made solely by MSCI. See “Risks Factors - The underlying index follows a particular methodology, which may differ significantly from alternative approaches and investor expectations” above.

(2) ESG Ratings Eligibility

An existing Index Component must have an MSCI ESG Rating above B to maintain its inclusion in the Index, and a company not currently included in the Index must have an MSCI ESG Rating above BB to be considered eligible for inclusion in the Index. The MSCI ESG Rating system is a service provided by MSCI designed to provide research, analysis and ratings of how well companies manage environmental, social and governance risks and opportunities. MSCI employs 185 research analysts who access data from sources including publicly available company disclosure, academic, governmental and non-governmental organizations and over 1,600 media sources to assess companies’ exposure to and management of environmental, social and governance risks and opportunities.

Under the MSCI ESG Rating system, each company receives an MSCI ESG Rating on the following seven point scale, from best to worst:

•	AAA (Leader)

•	AA (Leader)

•	A (Average)

•	BBB (Average)

•	BB (Average)

•	B (Laggard)

•	CCC (Laggard)

A company classified as a “Leader” is viewed by MSCI as leading its industry in managing the most significant ESG risks and opportunities. A company classified as “Average” is viewed by MSCI as having a mixed or unexceptional track record of managing ESG risks and opportunities relative to industry peers. A company classified as a “Laggard” is viewed by MSCI as lagging behind its industry based on its high exposure to, and failure to manage, significant ESG risks.

Determinations relating to “ESG Ratings Eligibility” are made solely by MSCI. See “Risks Factors - The underlying index follows a particular methodology, which may differ significantly from alternative approaches and investor expectations” above.

(3) ESG Controversies Score Eligibility

An existing Index Component must have an MSCI ESG Controversies Score greater than 0 to maintain its inclusion in the Index, and a company not currently included in the Index must have an MSCI ESG Controversies Score greater than 2 to be considered eligible for inclusion in the Index. The MSCI ESG Controversies ratings system is a service provided by MSCI designed to provide assessments of companies’ social, environmental and governance controversies. MSCI defines a “controversy” as an instance or ongoing situation in which company operations and/or products allegedly have a negative environmental, social and/or governance impact. As with the MSCI ESG Rating system, MSCI employs 185 research analysts who access data from sources including publicly available company disclosure, academic, governmental and non-governmental organizations and over 1,600 media sources to assess companies’ exposure to and management of social, environmental and governance controversies.

Under the MSCI ESG Controversies rating system, each company starts with a “perfect 10” score (indicating “no controversies”) in each of 28 key performance indicators measured by MSCI. A score for a key performance indicator may be reduced by MSCI’s assessment of the controversies affecting a given company. MSCI defines each controversy as “Very Severe,” “Severe,” “Moderate” or “Minor,” depending on MSCI’s assessment of the scale and nature of the impact of the controversy on the company. This initial severity assessment may be revised due to a number of factors that, in MSCI’s judgment, can influence a final assessment, including:

•	Whether there are extenuating or exacerbating circumstances;

•	Whether the controversy is structural (i.e., reflecting an underlying problem at the company) or non-structural; and

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

•	Whether the controversy is ongoing, concluded or simply of historical concern.

MSCI, in its discretion, lowers the numerical score of a company in a key performance indicator based on MSCI’s assessment of controversies that impact such key performance indicator.

Determinations relating to “ESG Controversies Score Eligibility” are made solely by MSCI. See “Risks Factors - The underlying index follows a particular methodology, which may differ significantly from alternative approaches and investor expectations” above.

Index Construction

Once eligible companies are selected for potential inclusion in the Index pursuant to the criteria under “Index Eligibility” above, Index Components are selected by MSCI based on considerations of ESG performance, size representation and sector alignment (as determined pursuant to the GICS classification). Companies are added to the Index following a process designed to maintain sector weights within the Index that are approximately similar to the sector weights within the MSCI USA IndexSM. The MSCI USA IndexSM is a free float-adjusted market capitalization index intended to reflect the sectoral diversity of the United States equity market and to reflect the performance of United States companies that are available to investors worldwide. For more information regarding the MSCI USA IndexSM, see “MSCI USA IndexSM” in the accompanying index supplement. The Index attempts to have sector weights that are each within 25% of the corresponding sector weights in the MSCI USA IndexSM.

Companies are selected from the large- and mid-cap segments of the eligible companies until the number of Index Components reaches 400. Companies are selected from the large- and mid-cap segments to be Index Components pursuant to the following process:

1.	All companies that have an MSCI ESG Rating of AAA are added.

2.	Companies are added in order of their industry-adjusted ESG Scores to sectors where the relative sector weights are less than 75% of the sector weights in the MSCI USA IndexSM.

3.	Once the relative weights of all sectors are above 75% of the sector weights in the MSCI USA IndexSM, companies are added in order of their ESG Scores, with companies with higher ESG Scores being added first.

4.	If a relative sector weight reaches 125% of the sector weight in the MSCI USA IndexSM, no new companies are added.

In cases of companies with the same ESG Score, the company with the highest free-floated adjusted market capitalization will be added first. Because all companies from the large- and mid-cap segments that have an MSCI ESG Rating of AAA are added, it is possible that the Index could have more than 400 Index Constituents. As of February 28, 2019, the Index had 398 Index Components.

If 400 Index Constituents from the large- and mid-cap segments cannot be obtained following the process above, companies will be added from the small-cap segment of the eligible companies until the number of Index Constituents reaches 400. Companies added from the small cap segment are not selected following the above process, but are added in order of highest ESG Scores. Companies with equal ESG Scores in the small-cap segment will be added based on sector alignment, with companies first being added to the sector with the lowest weight in the Index.

Due to this Index construction methodology, the Index is not a market capitalization-weighted index, unlike the MSCI USA Investable Market Index, and the Index Components will have different weightings within the Index than the same companies will have within the MSCI USA Investable Market Index and the MSCI USA IndexSM. It is impossible to predict whether these weightings will cause the Index to perform better or worse than the MSCI USA Investable Market Index or the MSCI USA IndexSM. For more information, see “Risks Factors - The underlying index is not a market capitalization-weighted index.”

Index Maintenance

The Index is maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve Index continuity, continuous investability of Index Components, Index stability and low Index turnover.

New additions to the MSCI USA Investable Market Index due to corporate events will not be added simultaneously to the Index, but will be considered for inclusion at the following quarterly index review. However, companies deleted from the MSCI USA Investable Market Index between quarterly index reviews are deleted at the same time from the Index. Index maintenance also

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

involves ongoing event-related changes and other similar corporate events. For more information, see “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

Historical Information

Information as of market close on May 31, 2019:

Bloomberg Ticker Symbol:	KLD400
Current Index Value:	1,024.84
52 Weeks Ago:	1,003.82
52 Week High (on 4/29/2019):	1,097.05
52 Week Low (on 12/24/2018):	871.49

The following graph sets forth the historical daily closing values of the underlying index for the period from January 1, 2014 through May 31, 2019. The related table sets forth the historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on May 31, 2019 was 1,024.84.

MSCI KLD 400 Social Index Daily Index Closing Values January 1, 2014 to May 31, 2019

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Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

MSCI KLD 400 Social Index	High	Low	Period End
2014
First Quarter	707.41	653.85	702.42
Second Quarter	731.45	681.18	731.45
Third Quarter	750.35	713.55	732.89
Fourth Quarter	777.02	692.91	764.92
2015
First Quarter	785.94	741.68	771.90
Second Quarter	787.29	758.36	760.30
Third Quarter	784.10	690.80	708.78
Fourth Quarter	781.32	709.69	756.81
2016
First Quarter	766.71	675.53	766.49
Second Quarter	782.67	734.60	772.62
Third Quarter	812.63	769.42	804.10
Fourth Quarter	836.83	769.71	822.05
2017
First Quarter	876.64	830.01	866.97
Second Quarter	901.94	855.42	891.43
Third Quarter	928.36	884.35	928.36
Fourth Quarter	986.43	932.15	980.92
2018
First Quarter	1,060.32	949.00	975.85
Second Quarter	1,035.14	951.99	1,008.67
Third Quarter	1,071.96	1,006.55	1,066.97
Fourth Quarter	1,070.69	871.49	929.30
2019
First Quarter	1,060.61	906.74	1,054.61
Second Quarter (through May 31, 2019)	1,097.05	1,024.84	1,024.84

May 2019	Page 16

Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	MSCI Inc. or any successor thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:	If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Buffered PLUS will be postponed to the second business day following that valuation date as postponed.
Denominations:	$10 per Buffered PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date for determining the final index value.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the trustee for delivery to the depositary, as holder of the Buffered PLUS, on the maturity date.

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Morgan Stanley Finance LLC

Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS
Additional Information:
Minimum ticketing size:	$1,000 / 100 Buffered PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Shearman & Sterling LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

•           A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

•           Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

There is a substantial risk that the Internal Revenue Service (the “IRS”) could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to instruments issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Shearman & Sterling LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

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Buffered PLUS Based on the Value of the MSCI KLD 400 Social Index due December 3, 2021

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to have taken positions in stocks of the underlying index and in futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could have increased the value of the underlying index on the pricing date, and, therefore, could have increased the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Buffered PLUS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Section 4975 of the Code generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Buffered PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Buffered PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Buffered PLUS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Buffered PLUS.

Because we may be considered a party in interest with respect to many Plans, the Buffered PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Buffered PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Buffered PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Buffered PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Buffered PLUS will not constitute or result in a non-exempt

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prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Buffered PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Buffered PLUS are contractual financial instruments. The financial exposure provided by the Buffered PLUS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Buffered PLUS. The Buffered PLUS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Buffered PLUS.

Each purchaser or holder of any Buffered PLUS acknowledges and agrees that:

(i)   the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Buffered PLUS, (B) the purchaser or holder’s investment in the Buffered PLUS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Buffered PLUS;

(ii)  we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Buffered PLUS and (B) all hedging transactions in connection with our obligations under the Buffered PLUS;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)  our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Buffered PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the Buffered PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Buffered PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of the Buffered PLUS should consult and rely on their own counsel and advisers as to whether an investment in the Buffered PLUS is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Buffered PLUS if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Buffered PLUS by the account, plan or annuity.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Buffered PLUS through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.25 for each Buffered PLUS they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Validity of the Buffered PLUS:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Buffered PLUS offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Buffered PLUS will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in

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Principal at Risk Securities

accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Buffered PLUS and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2017, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2017.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for PLUS dated November 16, 2017

Index Supplement dated November 16, 2017

Prospectus dated November 16, 2017

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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